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                                                                   EXHIBIT 10.33

January 16,2003

Robert Romano
3006 Rivercrest Drive
Austin, TX 78746

RE: EMPLOYMENT TERMS

Dear Robert:

First Virtual Communications, Inc. (the "Company") is pleased to confirm your new position as Vice President of Marketing, pursuant to the terms of this letter agreement ("Agreement").

1.       DUTIES

You will be expected to perform various duties consistent with your position. As a Section 16 officer, this position reports to the Company's Chief Executive Officer, unless otherwise assigned by the Company. Additionally you will be expected to achieve certain performance targets and Company goals related to your specific job function ("PERFORMANCE TARGETS"). Such Performance Targets shall be set and measured at the sole discretion of the Company's President and Chief Executive Officer ("CEO").

2.       COMPENSATION

Effective January 1, 2003, your base salary will be $175,000 per year (less payroll deductions and all required withholdings), which will be subject to annual review. You will be paid bi-weekly and you will be eligible for the following standard Company benefits: health insurance, earned time off and holidays. Details about these benefit plans are available for your review, upon request from the Company's Director of Human Resources. You will also be eligible to receive up to $25,000 per quarter of Quarterly Bonus Opportunity based on your achievement of specific Quarterly Performance Targets. Such Performance Targets shall be set at the beginning or each quarter and reviewed with you. Attainment of those objectives will be measured as a percentage and such measurement will be at the sole discretion of the company's President and Chief Executive Officer. Your bonus payment will be calculated and paid at the end of each quarter based on your percentage attainment against the Quarterly Bonus Objectives times the $25,000 Quarterly Bonus Opportunity. Your total target annual cash compensation is $275,000. The Company may modify benefits and compensation packages from time to time, as it deems necessary.

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3.       TERMINATION OF EMPLOYMENT

Employment at First Virtual Communications is "at will." The Company may terminate your employment at any time and for any or no reason, with or without Cause or advance notice, by giving you written notice of such termination. Similarly, you may terminate your employment with the Company at any time at your election, in your sole discretion, for any or no reason upon written notice to the Company. The term of your employment relationship may not be modified except by a written agreement signed by the Chief Executive Officer or President of the Company.

In the event that the Company terminates your employment without "Cause", then upon your furnishing to the Company an executed release and waiver of claims, you shall be entitled to receive severance payment in the form of continuation of your total target cash compensation in effect at the time of your termination, subject to the standard payroll deductions and withholdings, for a period of four (4) months after the date of termination. During the severance period, assuming that you are eligible for COBRA, you shall be entitled to receive medical benefits for yourself and eligible dependents paid for by the Company until the earlier of (a) four (4) months after the date of termination, or (b) the date that you become eligible to receive medical benefits from another company or business entity.

"CAUSE" means your: (i) gross negligence or willful misconduct in connection with the performance of your duties to the Company that in the written determination of a majority of the Board has not been cured within thirty (30) days following receipt by you of written notice from the Board identifying such acts of gross negligence or willful misconduct; (ii) failure to achieve your Quarterly Performance Targets, following 30 days written notice from the CEO of such failure; (iii) commission of a felony (other than a traffic-related offense) that in the written determination of a majority of the Board has caused material injury to the Company's business; (iv) dishonesty with respect to a significant matter relating to the Company's business and intended to result in personal enrichment of you or your family at the expense of the Company; or (v) material breach of this Offer Letter and Employment Agreement, Proprietary Information and Inventions Agreement or Indemnification Agreement by and between you and the Company, which material breach has not been cured within thirty (30) days following receipt by you of written notice from the Board identifying such material breach.

If your employment is terminated for Cause, or you voluntarily terminate your employment from the Company, all compensation and benefits will cease immediately and you will receive no additional payment from the Company other than your accrued base salary and accrued and unused vacation benefits earned through your date of termination.

4.       COMPANY POLICY

As a Company employee, you are expected to abide by the Company's policies, procedures, rules and regulations and acknowledge in writing that you have read the Company's Employee Handbook, which will govern the terms and conditions of your

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employment. The Company's Employee Handbook may be modified from time to time at the sole discretion of the Company. Normal working hours are from 8:00 a.m. to 5:00 p.m., Monday through Friday. As an exempt salaried employee, you will be expected to work additional hours as required by the nature of your work assignments.

5.       PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

As a condition of employment, you will be required to sign and comply with the Proprietary Information and Inventions Agreement, attached hereto as Exhibit B, which prohibits unauthorized use or disclosure of the Company's proprietary information, among other things.

In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. During our discussions about your proposed job duties, you assured us that you would be able to perform those duties within the guidelines just described.

You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality.

6.       ENTIRE AGREEMENT

This Agreement, together with your Proprietary Information and Inventions Agreement and the stock documents referred to herein, constitute the complete and exclusive statement of the terms of your employment with the Company. The employment terms in this Agreement supersede any other agreements or promises made to you by anyone, whether oral or written. The terms of this Agreement cannot be modified, except in a writing signed by the Company's Chief Executive Officer or President.

7.       GOVERNING LAW

This Agreement will be governed by and construed according to the laws of the State of California. You hereby expressly consent to the personal jurisdiction of the state and federal courts located in San Jose, California for any lawsuit filed there against you by the Company arising from or related to this Agreement.

8.       SUCCESSORS AND ASSIGNS.

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This Agreement will be binding upon your heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns. Please sign and date this Agreement, and return it to the Company's Human Resources Department. We understand you have accepted employment with the Company under the terms described above. As required by law, this offer is subject to satisfactory proof of your right to work in the United States. We look forward to your favorable reply and to a productive and enjoyable work relationship.

Please sign this document as acceptance of the employment terms listed in this agreement and the attached.

Sincerely,

FIRST VIRTUAL COMMUNICATIONS, INC.

__________________________________
Tammy Polanco
Director Human Resources

_________________________________
Accepted: Robert Romano

Date:

Attachments: Exhibit A: Proprietary Information and Inventions Agreement